UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 21, 2015

Cocrystal Pharma, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-55158	20-5978559
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1860 Montreal Rd, Tucker, GA	30084
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (425) 398-7178

Former Address:  19805 North Creek Parkway, Bothell, WA, 98011

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02     Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

   On July 21, 2015, the Board of Directors of Cocrystal Pharma, Inc. (the “Company”) appointed Walt Linscott, Esq. to serve as General Counsel and Corporate Secretary of the Company, effective July 15, 2015. From January 1, 2015 through July 14, 2015, Mr. Linscott, 54, served as Global Strategic Legal Advisor for Thompson Hine, LLP. Previously, from January 1, 2011 through December 31, 2014, Mr. Linscott served as General Counsel of Carestream Health, Inc. and its Corporate Secretary through October 1, 2014. From January 1, 2005 through December 31, 2010, Mr. Linscott served as Office Managing Partner and Chair of the Life Sciences practice of Thompson Hine, LLP.

In connection with his appointment, the Company entered into an employment agreement with Mr. Linscott pursuant to which the Company agreed to provide Mr. Linscott an annual base salary of $225,000 and a discretionary annual bonus, to be determined by the Company’s Compensation Committee, equal to up to 35% of Mr. Linscott’s annual base salary. In addition, the Company granted Mr. Linscott 1,200,000 ten-year stock options, vesting in four equal annual increments with the first vesting date being one year from grant date, subject to continued employment and accelerated vesting under certain conditions.

Item 9.01     Financial Statements and Exhibits

Exhibit No. 10.1 10.2	Exhibit Employment Agreement, effective as of July 15, 2015* Stock Option Agreement, effective as of July 21, 2015*

* Management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Cocrystal Pharma, Inc.

Date: July 27, 2015	By: /s/ Jeffrey Meckler Name: Jeffrey Meckler Title: Chief Executive Officer